For Immediate release:

Contact: Timothy P. Dooley
Republic Airways Holdings
Tel. (317) 487-4308

Republic Airways Holdings Announces Fourth Quarter
and Calendar Year 2009 Earnings

Indianapolis, Indiana, (February 24, 2010) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $637.3 million for the quarter ended December 31, 2009, an 87.9% increase, compared to $339.3 million for the same period last year.  The Company also reported net income of $20.1 million, or $0.55 per diluted share, for the quarter ended December 31, 2009, compared to $19.0 million of net income, or $0.56 per diluted share, for the same period last year.  The fourth quarter results for 2009 include $109.2 million of goodwill and other impairment charges and a $203.7 million gain on bargain purchase related to the acquisition of Frontier Airlines.  These two non-recurring items increased pre-tax income by $94.5 million and net income by $17.1 million for the quarter.  Additionally, the Company recorded a year-end tax adjustment, which increased net income by $2.1 million for the quarter.  Excluding these non-recurring items, and as presented in the tables below, income before taxes was $1.5 million and net income was $0.9 million, or $0.03 per diluted share for the quarter.

Reconciliation of non-GAAP income before tax and net income:

($$ in Millions)	Three Months Ended December 31, 2009
Income before income taxes	$96.0
Subtract: gain on bargain purchase	(203.7)
Add: goodwill and other impairment charges	109.2
Income before income taxes excluding gain on bargain purchase and the goodwill and other impairment charges	$1.5

($$ in Millions)	Three Months Ended December 31, 2009
Net Income of the Company	$20.1
Subtract: gain on bargain purchase, net of tax	(126.3)
Subtract: year-end tax adjustment	(2.1)
Add: goodwill and other impairment charges (non-deductible)	109.2
Net income of the Company excluding gain on bargain purchase, tax adjustment, and the goodwill and other impairment charges	$0.9

For the full year ended December 31, 2009, operating revenues were $1.64 billion, an increase of 11.0% from 2008. Net income for the year was $39.7 million, or $1.13 per diluted share, compared to $84.6 million of net income, or $2.42 per diluted share, for 2008.

Fourth Quarter 2009 Highlights

Fixed-Fee Segment

Total fixed-fee service revenues of $266.7 million declined $67.8 million from prior year’s fourth quarter.  However, excluding fuel reimbursement from our partners, fixed-fee service revenues decreased $35.8 million, or 12.5% for the fourth quarter of 2009 due to a reduction in block hours. We removed 15 aircraft from fixed-fee operations in 2009 and reported all Midwest regional operations in our branded segment beginning in August 2009. Income before taxes on the fixed-fee operations, excluding a $2.0 million impairment charge for intangible assets, was $24.5 million for the quarter. Cost per ASM (CASM), including interest expense but excluding fuel and the impairment charge decreased to 7.59¢ for the fourth quarter of 2009, from 7.62¢ for the same quarter of 2008.

Branded Segment
Total revenues flown on our branded airlines were $364.9 million for the quarter.  Load factor was 79.7% for the quarter and total revenue per ASM (TRASM) was 10.10¢.  Excluding a $96.5 million pre-tax gain from non-recurring items, the branded operations posted a loss before taxes of $18.5 million for the fourth quarter.  Cost per ASM (CASM), including interest expense but excluding fuel and non-recurring items, was 7.31¢ for the fourth quarter of 2009.  In addition to the non-recurring items discussed above, this quarter’s branded results included the following pre-tax items:

Description	Amount	Recurrence
Purchase accounting adjustment to revenues (non-cash)	($10.8M)	Through Q3 2010

Restructuring costs for brand integration expenses, severance and other employee exit costs	($7.0M)	Through Q4 2010

Amortization of intangible assets fair valued in the purchase of Frontier and Midwest (non-cash)	($3.2M)	Every quarter

Loss on deconsolidation of Mokulele Airlines	($3.2M)	None

Reduction in benefit plan obligations of Midwest (non-cash)	$8.3M	None

Other Segment

The Company’s “Other” business segment includes revenues from aircraft subleases, slot rentals and charter operations and expenses associated with those activities and any idle aircraft.  The Company reported a pre-tax loss of $4.5 million in the fourth quarter on this segment related mostly to idle aircraft.

Fleet

During the quarter the Company acquired Frontier Airlines and its 62 operational aircraft.  The Company also took delivery of six of the ten E190 aircraft purchased from US Airways during the quarter and removed the final six B717 aircraft from its fleet, bringing the total operational fleet from 228 aircraft at September 30, 2009 to 290 aircraft at December 31, 2009.

Full Year 2009 Highlights

Fixed-Fee Segment

For the full year ended December 31, 2009, fixed-fee service revenues were $1.09 billion, a decrease of $282.0 million from the prior year’s results.  However, excluding fuel reimbursement from our partners, fixed-fee service revenues decreased $46.4 million, or 4.1% for the year due to a reduction in block hour activity.  We removed 15 aircraft from fixed-fee operations during the year and reported all Midwest regional operations in our branded segment beginning in August 2009.  Income before taxes on the fixed-fee operations, excluding impairment charges of $15.3 million, was $102.0 million. Cost per ASM (CASM), including interest expense but excluding fuel and impairment charges, increased to 7.65¢ in 2009, from 7.50¢ in 2008.

Branded Segment

Branded operations for 2009 include Mokulele Airlines between April and October 2009, Midwest Airlines starting in August 2009, and Frontier Airlines starting in October 2009. For the full year ended December 31, 2009, branded revenues totaled $444.3 million.  Load factor was 79.2% for the year and total revenue per ASM (TRASM) was 10.52¢.  The branded operations posted a loss before taxes and non-recurring items of $38.5 million for 2009.  Cost per ASM (CASM), including interest expense but excluding fuel and non-recurring items, was 8.01¢ for 2009.

Other Segment

The Company reported a pre-tax loss of $8.4 million for the year, related mostly to idle aircraft.

Fleet

The Company increased its operating fleet to 290 aircraft as of December 31, 2009, from 221 as of December 31, 2008.  Twenty aircraft were placed into service during the year.  This included three E175 aircraft that went into fixed-fee service and 11 E190 and six E135 aircraft that went into branded service.  The Company also acquired Frontier Airlines and its 62 operational aircraft and removed thirteen 50-seat aircraft from service for Continental.  Ten of the aircraft removed were returned to the lessor and three were subleased offshore.

Balance Sheet Information

At December 31, 2009, the Company had $350.2 million in cash, of which $192.7 million was restricted.  This compares to $130.9 million in cash, of which $1.2 million was restricted as of December 31, 2008.  The Company’s debt increased to $2.79 billion as of December 31, 2009, compared to $2.28 billion at December 31, 2008. The increase in debt is related mostly to aircraft purchases made during the year combined with the acquisition of Frontier Airlines and its aircraft debt.  As of December 31, 2009, all but $85 million of the Company’s debt is secured by the aircraft and approximately 80% of the total debt is fixed-rate.  The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheet.  At a 7.0% discount factor, the present value of these lease obligations was approximately $1.17 billion as of December 31, 2009 compared to approximately $685 million reported as of December 31, 2008.

Recent Business Developments

On October 1, 2009, the Company completed its acquisition of Frontier Airlines.

On October 14, 2009, the Company announced that it will acquire 10 Embraer 190AR jets from US Airways. Republic applied the full balance of its $35 million unsecured loan to US Airways toward the purchase of the aircraft and assumed the existing variable-rate debt on the aircraft.  The aircraft are expected to enter into branded service between November 2009 and the second quarter of 2010.

On October 16, 2009, the Company entered into an agreement with Mesa Air Group, Inc. ("Mesa") to form Mo-Go, LLC, a new business partnership that will provide inter-island commercial airlines services in Hawaii. Pursuant to the Agreement, Mesa now owns 75% of Mo-Go and the former Mokulele shareholders own the remaining 25%.  Additionally, the partners agreed to capitalize the new business with up to $6.0 million, $1.5 million of which would be funded by Mokulele’s former shareholders.

On February 4, 2010, the Company announced it will transition the regional service operated by Lynx Aviation Bombardier Q400 turboprop aircraft to Embraer 170 and 190 jet service operated by Republic Airlines. The Company will remove three Q400 turboprop aircraft from service effective April 6. Another three aircraft will be removed from service on April 19.  The remainder of the Q400 aircraft are expected to be removed by the end of the third quarter of 2010.

Corporate Information

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Lynx Aviation, Midwest Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines offer scheduled passenger service on approximately 1,600 flights daily to 118 cities in 44 states, Canada, Costa Rica, and Mexico under branded operations at Frontier and Midwest and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. As of the date of this release, the airlines employ approximately 11,000 aviation professionals and operate 283 aircraft.  For more information on Republic Airways please visit our website at www.rjet.com.

The Company will conduct a telephone briefing to discuss its fourth quarter and annual results tomorrow morning at 10:30 a.m. EST. This call is being webcast by Thomson/Reuters and can be accessed at Republic Airways Holdings’ website at www.rjet.com. For those wishing to participate, please call 866-761-0748, and for international calls please dial 617-614-2706; the password is 95643098. To listen to a telephone replay of the webcast please call 888-286-8010 and use password 66892909. For international telephone replay, please call 617-801-6888 and use the same password. The replay will be available from Feb. 25, 2010 at 1:30 p.m. until March 4, 2010.

Additional Information

In addition to historical information, this release contains forward-looking statements.  Republic Airways Holdings Inc. (the “Company”) may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date.  Republic Airways assumes no obligation to update any forward-looking statement.  Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of many reasons, including, among others, the risk factors disclosed in the Company’s most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)

Financial Highlights	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	Change	2009	2008	Change
OPERATING REVENUES
Fixed-fee service	$266,685	$334,530	-20.3%	$1,180,209	$1,462,211	-19.3%
Passenger service	319,265	-	NM	389,653	-	NM
Cargo and other	51,374	4,722	NM	72,356	17,544	NM
Total operating revenues	637,324	339,252	87.9%	1,642,218	1,479,755	11.0%

OPERATING EXPENSES
Wages and benefits	134,918	61,709	118.6%	342,364	252,336	35.7%
Aircraft fuel	136,441	47,817	185.3%	236,620	327,791	-27.8%
Landing fees and airport rents	41,481	14,806	180.2%	96,915	59,891	61.8%
Aircraft and engine rent	61,373	32,888	86.6%	156,773	134,206	16.8%
Maintenance and repair	60,016	44,702	34.3%	211,503	169,425	24.8%
Insurance and taxes	8,175	7,498	9.0%	28,105	25,793	9.0%
Depreciation and amortization	51,582	34,057	51.5%	163,584	133,206	22.8%
Promotion and sales	30,924	-	NM	36,265	-	NM
Impairment of goodwill and other impairments	109,224	-	NM	122,559	-	NM
Gain on bargain purchase	(203,698)	-	NM	(203,698)	-	NM
Other	70,488	32,458	117.2%	179,828	122,012	47.4%
Total operating expenses	500,924	275,935	81.5%	1,370,818	1,224,660	11.9%
OPERATING INCOME	136,400	63,317	115.4%	271,400	255,095	6.4%

OTHER INCOME (EXPENSE)
Interest expense	(39,747)	(35,284)	12.6%	(144,994)	(131,856)	10.0%
Other income/(expense)	(635)	3,007	NM	9,784	14,176	-31.0%
Total other income (expense)	(40,382)	(32,277)	25.1%	(135,210)	(117,680)	14.9%

INCOME BEFORE INCOME TAXES	96,018	31,040	209.3%	136,190	137,415	-0.9%

INCOME TAX EXPENSE	75,911	12,049	530.0%	99,805	52,835	88.9%

NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	20,107	18,991	5.9%	36,385	84,580	-57.0%

Net loss (income) attributable to noncontrolling interest in MFSI	-	-	NM	(3,270)	-	NM

NET INCOME OF THE COMPANY	20,107	18,991	5.9%	39,655	84,580	-53.1%
PER SHARE, BASIC	$0.58	$0.56	3.6%	$1.15	$2.43	-52.7%
PER SHARE, DILUTED	$0.55	$0.56	-1.8%	$1.13	$2.42	-53.3%
Weighted Average Common Shares
Basic	34,599	34,174	1.2%	34,599	34,855	-0.7%
Diluted	37,218	34,174	8.9%	35,699	34,949	2.1%

Unaudited Operating Highlights

Operating Highlights – Fixed Fee	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	Change	2009	2008	Change
Fixed-fee service revenues, excluding fuel (000)	$249,459	$285,251	-12.5%	$1,089,051	$1,135,431	-4.1%
Passengers carried	4,418,535	4,499,049	-1.8%	18,783,773	18,917,502	-0.7%
Revenue passenger miles (000)	2,200,666	2,306,956	-4.6%	9,560,637	9,700,978	-1.4%
Available seat miles (000)	2,964,671	3,256,325	-9.0%	12,894,899	13,213,701	-2.4%
Passenger load factor	74.2%	70.8%	3.4 pts	74.1%	73.4%	0.7 pts
Cost per available seat mile, including interest expense (cents) ¹	8.17	9.08	-10.0%	8.36	9.97	-16.1%
Cost per available seat mile, including interest and excluding fuel expense (cents) ¹	7.59	7.62	-0.4%	7.65	7.50	2.0%
Operating Aircraft at period end: ³
37-50 seats	77	92	-16.3%	77	92	-16.3%
70-86 seats	112	121	-7.4%	112	121	-7.4%
Block hours	156,199	175,195	-10.8%	674,454	740,403	-8.9%
Departures	91,663	101,290	-9.5%	396,559	422,558	-6.2%
Average daily utilization of each aircraft (hours)	10.1	9.6	5.3%	10.1	10.1	0.0%
Average length of aircraft flight (miles)	490	498	-1.6%	494	502	-1.6%
Average seat density	66	65	1.5%	66	62	6.5%

Operating Highlights – Branded ²	Three Months Ended December 31,	Year Ended December 31,
	2009	2009
Total revenues	$364,908	$444,312
Passengers carried	3,416,605	4,200,044
Revenue passenger miles (000)	2,882,354	3,344,953
Available seat miles (000)	3,614,446	4,221,629
Passenger load factor	79.7%	79.2%
Total revenue per available seat mile (cents)	10.10	10.52
Passenger revenue per ASM (cents)	8.83	9.23
Cost per available seat mile, including interest expense (cents) ¹	10.61	11.44
Fuel cost per available seat mile (cents)	3.30	3.43
Cost per available seat mile, including interest and excluding fuel expense (cents) ¹	7.31	8.01
Gallons consumed	55,302,996	67,388,662
Average cost per gallon	$2.15	$2.15
Operating Aircraft at period end: ³
37-50 seats (including four aircraft operated by regional partner)	11	11
70-99 seats	38	38
120+ seats	51	51
Block hours	95,508	121,167
Departures	45,718	64,379
Average daily utilization of each aircraft (hours)	10.8	10.7
Average length of aircraft flight (miles)	829	749
Average seat density	95	88

¹  Costs (in all periods) exclude non-recurring items and other expenses not attributable to either fixed-fee or branded segments.

² Includes Mokulele from April 2009 to September 2009, Midwest starting August 2009 and Frontier starting October 2009.

³  Excludes three and two idle 37-50 seat aircraft and two and six idle 70-99 seat aircraft at December 31, 2009 and 2008 respectively.